Exhibit 34.1
Report of Independent Registered Public Accounting Firm
To the Board of Directors of Triad Financial Corporation:
We have examined Triad Financial Corporation’s (“the Company’s”) compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the transactions from which publicly issued asset backed securities were issued on or after January 1, 2006 (the Platform) described in the Management’s Assertion on Compliance with Regulation AB Criteria, as of December 31, 2006 and for the period from January 26, 2006 through December 31, 2006 (the “Reporting Period”), excluding the criteria which the Company has determined are not applicable to the servicing activities performed by them with respect to the Platform , as indicated in Appendix A of Management’s assertion. Appendix B to management’s assertion identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. Management is responsible for the Company’s compliance with the applicable servicing criteria. Our responsibility is to express an opinion on the Company’s compliance with the applicable servicing criteria based on our examination.
Our examination was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.
Our examination disclosed the following material noncompliance with the applicable servicing criteria set forth in Item 1122(d)(2)(vii) of Regulation AB applicable to the Company during year ended December 31, 2006. During the year ended December 31, 2006, in some cases certain custodial bank accounts were not reconciled within 30 calendar days after the statement cutoff date.
In our opinion, except for the material noncompliance described in the preceding paragraph, Triad Financial Corporation complied with the aforementioned applicable servicing criteria as of December 31, 2006 and for the period from January 26, 2006 through December 31, 2006 for the transactions from which publicly issued asset backed securities were issued on or after January 1, 2006, in all material respects.
/s/ PricewaterhouseCoopers LLP
Dallas, Texas
March 30, 2007